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                                                                   EXHIBIT 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)


                                                                       YEAR ENDED DECEMBER 31,

EXCLUDING INTEREST ON DEPOSITS:                         2001         2000         1999         1998         1997
                                                       ------       ------       ------       ------       ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                          20,262       23,253       17,764       18,997       17,645
     INTEREST FACTOR IN RENT EXPENSE                      444          416          292          417          321
                                                       ------       ------       ------       ------       ------

        TOTAL FIXED CHARGES                            20,706       23,669       18,056       19,414       17,966
                                                       ------       ------       ------       ------       ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES       21,897       21,143       18,151       11,085       12,305
     FIXED CHARGES                                     20,706       23,669       18,056       19,414       17,966
                                                       ------       ------       ------       ------       ------

        TOTAL INCOME                                   42,603       44,812       36,207       30,499       30,271
                                                       ======       ======       ======       ======       ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                      2.06         1.89         2.01         1.57         1.68
                                                       ======       ======       ======       ======       ======


INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                                  31,965       36,638       28,674       30,692       27,299
     INTEREST FACTOR IN RENT EXPENSE                      444          416          292          417          321
                                                       ------       ------       ------       ------       ------

        TOTAL FIXED CHARGES                            32,409       37,054       28,966       31,109       27,620
                                                       ------       ------       ------       ------       ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES       21,897       21,143       18,151       11,085       12,305
     FIXED CHARGES                                     32,409       37,054       28,966       31,109       27,620
                                                       ------       ------       ------       ------       ------

        TOTAL INCOME                                   54,306       58,197       47,117       42,194       39,925
                                                       ======       ======       ======       ======       ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                      1.68         1.57         1.63         1.36         1.45
                                                       ======       ======       ======       ======       ======



Note> On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.